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EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement of The Ashton Technology Group, Inc. on Form S-8 pertaining to The Ashton Technology Group, Inc. 1998 Stock Incentive Plan of our report dated May 7, 1999, except for paragraph two of Note 14, as to which the date is June 4, 1999, with respect to the consolidated financial statements of The Ashton Technology Group, Inc. and Subsidiaries included in the Annual Report on Form 10-KSB of The Ashton Technology Group, Inc. for the year ended March 31, 1999, filed with the Securities and Exchange Commission.

/s/ GOLDSTEIN GOLUB KESSLER LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York
January 31, 2000

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